Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357, No. 333-207131, No. 333-220808 and No. 333-222663) and Form S-3 (No. 333-205168, No. 333-218517 and No. 333-220807) of Ekso Bionics Holdings, Inc. of our reports dated March 13, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. which appear in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 13, 2018